Exhibit 99.1

Newark, NY – November 9, 2009 – IEC Electronics Corp. (NYSE Amex: IEC) announced its results for the fourth quarter and fiscal year ending September 30, 2009.

For the quarter, the Company reported revenue of $18.3 million and operating income of $1.4 million.   This compares with revenue of $16.1 million and operating income of $1.0 million for the same quarter of fiscal 2008.  Q4 net income after tax was $903,000, or $0.09 per share compared to Q4 ’08 net income of $8.5 million or $0.91 per share.  The $0.91 per share included a tax benefit of $7.7 million.  Without the $7.7 million tax benefit, the net income after tax for Q4 ’08 would have been $554,000, or $0.06 per share.

For fiscal year 2009, IEC had revenue of $67.8 million and net income before tax of $4.7 million.  This compares to revenue of $51.1 million and net income before taxes of $1.6 million for fiscal 2008.  Net income after tax was $5 million, or $.52 per share, on a diluted basis, for year end 2009 compared to net income of $10.5 million after tax or $1.12 per share, on the same basis, for fiscal 2008.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We had a good year and continue to improve our operating performance.  Five new customers were added during the year and we have received numerous new programs from existing customers.  Of the five new customers, three were in the military sector, one in the communications sector and one in the industrial sector.  We also terminated two customers where we believed the relationship was no longer commercially viable.  Our backlog remained solid, an excellent result given the commercial turbulence of last year.  The FY 2009 closing backlog was $41.4 million as compared to a FY 2008 closing backlog of $43.9 million.  Backlog consists of two categories: orders and firm forecasted commitments.  We also receive orders during a quarter which, since they are shipped in the same period, do not appear in our backlog.

“Our customer mix changed somewhat.  The military sector remains strong.  It represents 43.4% of sales ($29.4 million) in fiscal 09 increasing from 39.6% of sales ($20.3 million) in fiscal 08.  Our industrial customer base represents 24.3% of sales ($16.5 million) a decrease from 30.0% of sales ($15.3 million) in fiscal 08.  The aerospace sector increased slightly to 12% of sales ($8.1 million) in fiscal 09 from 10.9% of sales ($5.6 million) in fiscal 2008.

“The gross margin has improved over the past year.  Gross profit for the year increased to16% from 12.2% for fiscal 2008, and reached 17.5% for the fourth quarter of fiscal 2009. Strong gross margins of 16% or greater are likely to continue throughout fiscal year 2010 from productivity initiatives currently underway.

“We continue to be concerned about the outlook for the broad economy.   With that said, we expect continued growth in sales for fiscal 2010 of approximately 17%, and expect our operating income to exceed 7% of sales.  We believe our military and aerospace sectors will remain strong.  The industrial sector has been under pressure all year long and we do not envision any substantive improvement in fiscal 2010.  Finally, we believe we will continue to expand our presence in the medical sector, which represented virtually no sales in fiscal 2008 and 5% of sales in fiscal 2009.

“We use net income before tax to evaluate the strength of our operating performance.  This metric excludes deferred tax benefits associated with the firm’s net operating loss tax loss carryforward (NOL).  IEC has a remaining $39.1 million NOL and is, therefore, unlikely to pay significant federal and state taxes for many years. Our net income before tax improved significantly from $1.6 million in FY 2008 to $4.7 million in FY 2009.

As we have said previously, we believe the Company is moving in the right direction and we are confident that we are creating future value for our customers, and shareholders and opportunity for our employees.”

As a full service EMS provider, AS9100, IEC is ISO-9001:2000 and ISO 13485 registered, and a NSA approved supplier under the COMSEC standard.  The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution.  Information regarding IEC’s fourth quarter 2009 results can be found on its web site at www.iec-electronics.com/documents/finance/Q4-2009release.html

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs and satisfactory relationships with vendors.

The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2009 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan	John Nesbett/Jennifer Belodeau
	IEC Electronics Corp.	International Marketing Services
	(315) 332-4262	(203) 972-9200
hkeenan@iec-electronics.com		JohnNesbett@InternationalMS.com